Exhibit 5

                                                            Terence H. Matthews
                                                             [address redacted]

May 1, 2006

Personal & Confidential - By Hand

Mr. Paul Butcher
[address redacted]


Dear Paul,

The purpose of this letter is to offer to extend the term of the options that were granted to you by way of letter agreement dated March 1, 2002 (the "Agreement") from five years to ten years. Pursuant to the Agreement, the options are to expire five years from the date of grant or March 1, 2007. Pursuant to this offer the options shall expire on March 1, 2012 or ten years from the date of grant. All other terms of the options shall remain the same.

Yours truly,


/s/ Terence H. Matthews
--------------------------
Terence H. Matthews



Acknowledgement and Acceptance

I, Paul Butcher, hereby acknowledge that I have read and reviewed this letter and accept the offer therein.

May 4, 2006                                             /s/ Paul Butcher
                                                        -----------------------
                                                        Paul Butcher